Exhibit 99.1

OASIS PETROLEUM INC. ANNOUNCES THE REDETERMINATION
OF ITS BORROWING BASE AND THE
COMMENCEMENT OF CONSENT SOLICITATIONS
HOUSTON, Oct. 6, 2015/PRNewswire/-- Oasis Petroleum Inc. (NYSE: OAS) ("Oasis" or the "Company") announced today that the lenders under its senior secured revolving credit facility completed their regular semi-annual redetermination of the borrowing base, resulting in a borrowing base of $1,525 million. The next redetermination of the borrowing base is scheduled for April 1, 2016.
Additionally, the Company announced the commencement of three concurrent consent solicitations respecting amendments (the "Amendments") to the indentures (the "Indentures") governing its outstanding 7.25% Senior Notes due 2019, 6.5% Senior Notes due 2021 and 6.875% Senior Notes due 2023 (collectively, the "Notes"). Currently, $400,000,000 in aggregate principal amount of the Notes of each series is outstanding.
The Amendments would permit the Company to incur secured indebtedness under its senior secured revolving credit facility in an amount at any time outstanding greater than or equal to the amount of its borrowing base under that facility. The Company is seeking the Amendments to provide it with greater financial flexibility.
Each consent solicitation will expire at 5:00 p.m., New York City time, on Friday, October 16, 2015, unless extended (the "Expiration Date"). Each consent solicitation is conditioned on the receipt of consents from holders of record as of October 5, 2015 (the "Record Date") of a majority in aggregate principal amount of the Notes of each series (the "Requisite Consents").
The Company will, promptly after the Expiration Date with respect to any consent solicitation and the satisfaction or waiver of all conditions to such consent solicitation, pay to each holder of Notes who has delivered (and not revoked) a valid consent in favor of the Amendments a cash payment (the "Consent Fee") of $10.00 for each $1,000 principal amount of Notes in respect of which such consent has been delivered.
The Amendments to each Indenture will be effected by, and will become effective upon, execution of a supplemental indenture. Oasis proposes to execute each supplemental indenture as soon as practicable after obtaining the related Requisite Consents. At that time, the Amendments effected by such supplemental indenture will become effective and consents may no longer be revoked; however, such Amendments will not become operative until the Consent Fee is paid to the holders who have delivered (and not revoked) valid consents prior to the Expiration Date.
Oasis is making each consent solicitation concurrently with the others, but each consent solicitation is being made independently of the others, and Oasis may extend, abandon, terminate or amend one consent solicitation without extending, abandoning, terminating or amending any other consent solicitation. For a complete statement of the terms and conditions of the consent solicitations, holders of the Notes should refer to Oasis’s Consent Solicitation Statement, dated October 6, 2015, which is being sent to all holders of the Notes as of the Record Date.
The Solicitation Agent in connection with the consent solicitation is Wells Fargo Securities, LLC. Questions regarding the consent solicitation may be directed to Wells Fargo Securities, LLC, Attention: Liability Management Group at (866) 309-6316 (toll free) or (704) 410-4760 (collect). D. F. King & Co., Inc. is serving as Information Agent and Tabulation Agent in connection with the consent solicitations. Requests for assistance in delivering consents or for additional copies of the consent solicitation statement should be directed to the Information Agent at (800) 499-8159 (toll free) or (212) 269-5550 (banks and brokers) (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities. The consent solicitations are being made solely by Oasis’s Consent Solicitation Statement and are subject to the terms and conditions stated therein.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company's ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin.
SOURCE Oasis Petroleum Inc.
For further information: Oasis Petroleum Inc., Richard Robuck, (281) 404-9600, Vice President, Finance & Treasurer

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